Exhibit 10.58

THIS AMENDING AGREEMENT is made effective as of the 1st day of June, 2011,

BETWEEN:

VIRAL GENETICS INC.

a Delaware incorporated company

(hereinafter referred to as “Viral”)

OF THE FIRST PART

and

VG ENERGY INC.

a Delaware incorporated company

(hereinafter referred to as “VG”)

OF THE SECOND PART

and

METACYTOLYTICS, INC.

a Delaware incorporated company

(hereinafter referred to as “Meta”)

OF THE THIRD PART

and

PATTON CAPITAL CORP.

an Alberta incorporated company

(hereinafter referred to as “Patton”)

OF THE FOURTH PART.

WHEREAS pursuant to an agreement dated the 5th day of August, 2010 (hereinafter referred to as the “Original Consultant Fee Agreement” attached hereto as Schedule “A”), made between Viral and Patton, certain activities and payments were contracted and the parameters were determined for the remuneration of Patton acting as a consultant;

AND WHEREAS Viral provided a letter of amendment dated October 28, 2010, (“Letter of Amendment” attached hereto as Schedule “B”) which incorporated VG and Meta to be an original party to the Original Consultant Fee Agreement;

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AND WHEREAS Viral, VG, Meta and Patton all agree to extend the Original Consultant Fee Agreement, as amended, for another eighteen (18) months from the date of natural termination.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration of the mutual obligations and agreements herein contained, the parties hereto covenant and agree to the provisions of this Amending Agreement as follows:

Article

AMENDMENTS

1.1 Amendments to Original Consultant Fee Agreement

Effective June 1, 2011, the Original Consultant Fee Agreement shall be amended as follows:

(a)	The first line in Section 4.1:

"This Agreement shall have a Term of 12 months from the date affixed hereof, and may be extend thereafter by mutual written consent."

shall be substituted therefore with the following:

"This Agreement shall have a Term of thirty (30) months from the date affixed hereof, and may be extend thereafter by mutual written consent."

(b)	The signatories to the Original Consultant Fee Agreement attached as Schedule "A" hereto shall be expanded by adding the parties VG and Meta to the Original Consultant Fee Agreement as if they had originally been a signatory thereto from the initial date of execution.

(c)	The Letter of Amendment attached as Schedule "B" to this Amending Agreement shall be affirmed, acknowledged and accepted by all parties as being in full force and effect and further affirms that the Original Consultant Fee Agreement has been so amended by the October 28, 2010 Letter of Amendment. The signatories to the Letter of Amendment shall be expanded by adding the parties VG, Meta and Patton to the Letter of Amendment as if they had originally been a signatory thereto from the initial date of execution.

1.2  Effective Date

The Effective Date of this Amending Agreement is as of the date first -written above.

Article

DECLARATORY AND INTERPRETATIVE PROVISIONS

2.1 Definitions

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2.2 Interpretation

This Amending Agreement is declared to be supplemental to the Original Consultant Fee Agreement and the Letter of Amendment and is to form part of and shall have the same effect as though incorporated in the Original Consultant Fee Agreement and the Letter of Amendment.

The Original Consultant Fee Agreement and the Letter of Amendment is a part of these presents and is, by this reference, included herein with the same effect as though set forth at length herein and, except as amended hereby, the terms of the Original Consultant Fee Agreement and Letter of Amendment are hereby ratified and confirmed without alteration or amendment.

2.3 Original Consultant Fee Agreement and Letter of Amendment

Reference in this Amending Agreement to the Original Consultant Fee Agreement and Letter of Amendment shall, wherever the context requires it, mean the Original Consultant Fee Agreement and Letter of Amendment as supplemented and amended from time to time and for the time being.

2.4 Governing Law

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and all parties hereby irrevocably attorn to the jurisdiction and courts of Alberta.

Article

COUNTERPART EXECUTION

3.1 Execution in Counterpart

This Amending Agreement may be executed in any number of counterparts by the parties to it on separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement under their respective corporate seals and the hands of their proper officers this 27th day of June 2011, with effect as of the date first above written.

VIRAL GENETICS INC.

per /s/ Haig Keledjian
Haig Keledjian
President

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VG ENERGY INC.

per /s/ Haig Keledjian
Haig Keledjian
President

METACYTOLYTICS, INC.

per /s/ Haig Keledjian
Haig Keledjian
President

PATTON CAPITAL CORP.

per _______________________

per _______________________

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SCHEDULE “A”

CONSULTANT FEE AGREEMENT

THIS CONSULTANT FEE AGREEMENT (“Agreement”) dated the 5th day of August, 2010.

Between:

VIRAL GENETICS INC.,

a Delaware incorporated company

(the “Company”)

-and-

PATTON CAPITAL CORP.

(the “Consultant”)

WHEREAS the Company wishes to appoint the Consultant to introduce the Company to prospective Consultant Introductions (as defined below) on a non-exclusive basis as to one or more Transactions (as defined below) and on an exclusive basis as to the Listing (as defined below), and the Consultant wishes to accept such appointment;

NOW THEREFORE FOR GOOD AND VALUABLE CONSIDERATION, the parties agree as follows:

1. Appointment and Acceptance

1.1	The Company hereby appoints the Consultant to make Consultant Introductions for the purpose of securing a Transaction or Listing, and the Consultant hereby accepts such appointment (it being understood that, in acting as a consultant, the Consultant may introduce the Company to persons who may in turn introduce the Company to other persons (all such introductions, whether directly by Consultant or through entities introduced by Consultant, as well as Consultant itself and it's officers, directors and principal shareholders, are hereinafter referred to as “Consultant Introductions”)) in consideration of the compensation to which the Consultant is entitled under the terms of this Agreement. A "Listing" shall result where, through Consultant Introductions, the Company secures, acquires or merges with a NASDAQ listed company and/or obtains any other suitable listing on a recognized stock exchange, including the Toronto Stock Exchange, including a merger, reverse merger,reverse takeover and/or an acquisition transaction. A "Transaction" shall result where, through Consultant Introductions the Company secures or obtains any business development opportunity or cash funding, including, without limiting the generality of the foregoing, license arrangements, research funding including government and non government grants, partnerships, joint ventures, and public or private financings whether by way of debt or equity or a combination of both (two or more activities shall be referred to as “Transactions”). A Listing resulting from a reverse takeover, reverse merger, acquisition or other corporate reorganization or combination with a NASDAQ- or other recognized exchange-listed company, including the Toronto Stock Exchange, holding cash, where, following closing, the shareholders of the Company before the Listing own more than 50% of the surviving entity after closing, /or more than 50% of the board of directors of the surviving entity following closing were directors of the Company before closing shall result in fees payable for a Transaction as defined in section 3.3. The acceptance and closing of any part or all of any Transactions or Listing or combination thereof shall be at the sole discretion of the Company.

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1.2	The Company hereby acknowledges that the Consultant is not a registered broker, dealer or an investment adviser within the meaning of the Canadian or United States securities laws or any provincial or state securities laws.

2. Information

2.1	The Company will furnish the Consultant with all required information of the Company including a copy of the business plan prepared by the Company along with all ancillary required information (the “Business Plan”) and in that connection will provide the Consultant reasonable and full access to the Company's officers, directors, outside advisors, attorneys, auditors, accountants and other representatives or parties dealing with the Company. The Company will be solely responsible for all such information including the contents of the Business Plan or other documents used in connection with the consulting activities contemplated hereby. To the best of the Company's knowledge, after making all due inquiry and diligence, all information to be furnished by the Company will be true and correct in all material respects. The Company agrees to the terms of indemnification attached in Schedule A.

3. Compensation

3.1	The Consultant shall be paid a fee of $8,000 on signing hereof and $8,000 on the 181 day of every month thereafter (“Monthly Fee”). The Monthly Fee is non-refundable and may be paid by way of shares or cash as mutually agreed to by the parties. Where the payment is by way of shares, the price for each share shall be the lower of $0.041 (the "Maximum Price") or the closing market price of the Company's common shares on the day that the Monthly Fee is due, or if not a trading day then the following trading day. The Maximum Price shall subject to adjustment according to section 3.5 below.

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3.2	In addition to the payments made by the Company to the Consultant in section 3.1 above, upon the first and only the first closing (“Closing”) of all or part of any Transaction or the Listing, whether or not the Company issues equity or equity equivalents, the Company will issue to the Consultant eleven million (11,000,000) warrants to purchase shares of the Company (the “Warrants”) under the following terms and conditions. The exercise price of all Warrants will be equal to the lower of the Maximum Price or the closing price of the Company's common shares on the date of the Closing. The number of Warrants issuable shall be subject to adjustment according to section 3.5 herein. All Warrants to be issued to the Consultant are exercisable for five (5) years from the date of issue and shall survive any reorganizations or restructurings, and will be subject to registration rights that are equivalent to the most favourable rights then in place or granted subsequently by the Company to other investors or shareholders for warrants or other stock options, as determined in the sole discretion of the Consultant.

3.3	In addition to the compensation contained in sections 3.1 and 3.2 above, where the Company secures a Transaction, the Consultant shall be paid an amount equal to ten percent (10%) of the value of such Transaction in cash plus an additional ten percent (10%) of the value of such Transaction in shares of the Company at a price equal to the price per share for the funding or financing as the case may be, or, if no such price is available, then the then current market price of the Company's common shares determined as the closing price on the date of the Closing.

3.4	In addition, the Company shall be required to reimburse the Consultant for all out-of-pocket expenses incurred and disbursements paid by the Consultant in the course of performing its duties under the terms of this Agreement; provided, however, that the Consultant shall obtain the Company's prior written consent to such reimbursement over the amount of one thousand dollars ($1,000.00), which consent shall not be unreasonably withheld.

3.5	In the event that the Company shall undertake a recapitalization, reverse stock split, forward stock split, reclassification, or other change to its common stock (a “Change in Common Stock Properties”), the quantity of Warrants and the Maximum Price shall be increased or decreased proportionately, in accordance with the terms of said Change in Common Stock Properties. ·

3.6	In consideration of the Consultant providing its services to the Company under the terms and conditions set forth in this Agreement, the parties hereto expressly agree that the Consultant shall be entitled to compensation hereunder in connection with the activities provided for in this Agreement under sections 3.2 and 3.3 with respect to all or part of a Transaction or Listing, financial or otherwise, entered into by the Company during the term of this Agreement and for a period of twenty-four (24) months following termination of this Agreement and the Consultant shall be remunerated accordingly as if this Agreement was still in full force and effect.

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4. Term and Termination

4.1	This Agreement shall have a Term of 12 months from the date affixed hereof, and may be extended thereafter by mutual written consent. This Agreement may be terminated any time, however, with or without cause, by either the Company or the Consultant. Termination of this Agreement shall not relieve the Company of its obligation to compensate the Consultant pursuant to Section 3.6 of this Agreement. If this Agreement is terminated prior to the end of the initial 12-month Term for any reason, the Monthly Fees shall continue to be due and payable to the Consultant for the initial 12-month Term. If terminated at any time thereafter, only the Monthly Fees owed up to and including the date of termination shall be due and payable.

5. Securities Laws

The Consultant acknowledges that:

5.1	No securities commission or similar regulatory authority has reviewed or passed on the merits of the securities;

5.2	There is no government or other insurance covering the securities;

5.3	There are risks associated with the purchase of the securities; and

5.4	The Company has advised the Consultant that the Company is relying on an exemption from the requirements to provide a prospectus or any other form of disclosure documentation and to sell securities through a person or company registered to sell securities under the Securities Act (Alberta) and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (Alberta), including statutory rights of rescission or damages, will not be available to the subscriber nor the Consultant.

5.5	They are a Non-US Person.

6. Further Assurances

6.1	The parties agree to take all necessary actions and execute such additional documentation as may be necessary in order to implement this Agreement.

7. Amendments and Waivers

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7.1	Any term of this Agreement may be amended, waived or superseded only by mutual written consent of the Company and/or its legal representatives and the Consultant or their respective permitted successors and assigns. Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective permitted successors and assigns.

8. Successors and Assigns

8.1	Either party shall have the right to assign its rights, obligations and privileges (by operation of law or otherwise) hereunder to an assignee that agrees in writing to be bound by the terms and conditions of this Agreement with the consent of the other party, such consent not to be unreasonably withheld. Company hereby acknowledges and consents to Consultant assigning any or all of the compensation due to Consultant hereunder provided that such assignment is permitted under applicable securities laws. The terms and conditions of the Agreement shall enure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in the Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9. Governing law

9.1	The Agreement and all acts and transactions pursuant to this Agreement and the rights and obligations of the parties hereto shall irrevocably be governed, construed and interpreted in accordance with the laws of the Province of Alberta, without giving effect to principles of conflicts of law.

10. Jurisdiction

10.1	Each of the parties to this Agreement irrevocably attorn to the exclusive jurisdiction and venue of the provincial and federal courts of the Province of Alberta.

11. Titles and Subtitles

11.1	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12. Notices

12.1	Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient, when delivered by courier, overnight delivery service or confirmed facsimile, or forty-eight (4 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

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13. Severability

13.1	If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

14. Independent Contractor

14.1	Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever (other than by the terms and provisions of this Agreement).

15. Confidentiality

15.1	The Consultant agrees to keep confidential and not to disclose any information designated as confidential by the Company to any third parties other than to a list approved by the Company of its officers, directors, employees, representatives or agents. This confidentiality obligation shall survive termination of this agreement in perpetuity. This confidentiality obligation shall not apply to Information for which the Consultant can demonstrate that such information (i) has been approved for release by written authorization of the Company; (ii) is or becomes part of information in the public domain through no fault of the Consultant; (iii) was known by the Consultant prior to the disclosure thereof by the Company; or (iv) properly comes into the possession of the Consultant from a third party which is not under any obligation to maintain the confidentiality of such information.

16. Entire Agreement

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16.1	This Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly cancelled.

17. Advice of Legal Counsel

17.1	Each party acknowledges and represents that, in executing the Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

18. Arbitration

18.1	Any controversy or claim arising out of or relating to this Agreement or the performance or breach thereof shall be settled by arbitration in the, or such other venue as the parties agree, in accordance with the rules and procedures of the Arbitration Act of Alberta. If more than one past or present agent or finder of the Company, including the Consultant, claims to have introduced the same opportunity, the determination of the allocation of commissions will be settled by arbitration.

19. Counterparts

19.1	This Agreement may be signed in separate counterparts (including by telecopy), each of which will be deemed an original and both of which together will constitute one and the same agreement.

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Schedule A: Indemnity

The Company (the "Indemnifying Party''} hereby agrees to indemnify and hold the Consultant and each and every of the directors, officers, employees, shareholders, agents and representatives of the Consultant (hereinafter referred to as the "Personnel") harmless from and against any and all expenses, losses, claims, actions, obligations, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to or defending any claim that may be made against the Consultant or its Personnel to which the Consultant or its Personnel may become subject or otherwise involved in any capacity insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the engagement of the Consultant hereunder or the performance of professional services rendered to the Indemnifying Party by the Consultant and its Personnel hereunder or otherwise in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

i) the Consultant or its Personnel have been grossly negligent or dishonest or have committed any fraudulent act in the course of such performance; and

ii) the expenses, losses, claims, actions, obligations, damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence, dishonesty or fraud referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Consultant or its Personnel or is insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by the Consultant or its Personnel as a result of such expense, loss, claim, actions, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Consultant on the other hand but also the relative fault of the Indemnifying Party and the Consultant, as well as any relevant equitable considerations; provided that the Indemnifying Party shall in any event contribute to the amount paid or payable by the Consultant as a result of such expense, loss, claim, actions, damage or liability any excess of such amount over the amount of the fees received by the Consultant hereunder pursuant to this Agreement.

The Indemnifying Party agrees that in case any legal proceeding shall be brought against the Indemnifying Party, the Consultant or its Personnel by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnifying Party or the Consultant and any Personnel of the Consultant shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnifying Party by the Consultant, the Consultant or its Personnel shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Consultant for time spent by its Personnel in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith shall be paid by the Indemnifying Party as they occur.

Promptly after receipt of notice of the commencement of any legal proceeding against the Consultant or any of its Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnifying Party, the Consultant will notify the Indemnifying Party in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnifying Party, will keep the Indemnifying Party advised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

The indemnity and contribution obligations of the Indemnifying Party shall be in addition to any liability which the Indemnifying Party may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Consultant and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party, the Consultant and any of the Personnel of the Consultant. The foregoing provisions shall survive the completion of professional services rendered under this Agreement or any termination of the authorization given by the Agreement.

VIRAL GENETICS INC.

Per: /s/ Haig Keledjian

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SCHEDULE “B”

Letter of Amendment Dated October 28, 2010

V I R A L G E N E T I C S

2290 Huntington Drive, Suite 100, San Marino, CA, 91108, Tel: (626) 334-5310, Fax: (626) 334-5324

October 28, 2010

Pat MacDonald

Patton Capital Corp.

3604 — 7A St. SW.

Calgary, AB

RE:	Consultant Fee Agreement between Viral Genetics, Inc., a Delaware corporation ("Company") and Patton Capital Corp., an Alberta corporation ("Consultant") dated August 5, 2010 (the "Agreement")

Dear Sir:

As further clarification and confirmation of certain fund-raising services provided by Consultant, this letter will confirm that Consultant's origination of financing for any subsidiary of the Company, including, without limitation, financing for VG Energy Inc., a Delaware corporation, or MetaCytoLytics, Inc., a Delaware corporation, shall upon closing constitute a "Transaction" under Section 1.1 of the Agreement and result in compensation payable to Consultant by Company as further described therein.

Additionally, the Company hereby agrees that any such compensation payable to Consultant under Section 33 in connection with a Transaction of the type described in the paragraph above may be deemed payable in cash, shares of common stock of the Company, securities of such subsidiary, or any, combination thereof, as mutually agreed to by Company and Consultant prior to closing of such Transaction.

VIRAL GENETICS, INC.

/s/ Haig Keledjian

Haig Keledjian, President

626-334-5310

haig@viralgenetics.com